AMENDMENT NO. 5 TO PLACEMENT AGENT FEE AGREEMENT

EFFECTIVE DECEMBER 31, 2022

TPT Global Tech, Inc. ("TPT") and CIM Securities, LLC, ("Placement Agent") pursuant to Section 20 of the Placement Agent Fee Agreement November 11, 2020, as previously amended (the "Placement Agreement") between TPT and the Placement Agent.

Term: The engagement of Placement Agent by TPT under Section 1 of the Agreement is extended to December 31, 2023.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment.

TPT GLOBAL TECH, INC.

DocuSigned by:

By: ______________________

DE779F1C4187427...

Stephen J. Thomas III, CEO

CIM SECURITIES, LLC

By: ______________________

Jim Holt, President